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                                                                    Exhibit 23.2

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Ferrellgas Partners, L.P on Form S-3 of our reports dated September 24, 1998, appearing in the Annual Report on Form 10-K of Ferrellgas Partners, L.P. for the year ended July 31, 1998. We also consent to the use in this Amendment No. 1 to the Registration Statement of Ferrellgas Partners, L.P. on Form S-3 of our report relating to Ferrellgas, Inc. and Subsidiaries dated October 2, 1998, and filed as an Exhibit to the Registration Statement and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement.


DELOITTE & TOUCHE LLP
Kansas City, Missouri
February 4, 1999